Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Amendment No. 2 to the Registration Statement on Form S-4 of our audit report dated October 21, 2025, with respect to the balance sheet of March GL Company. as of June 30, 2025, and the related statements of operations, stockholders’ equity, and cash flows for the period from March 31, 2025 (inception) to June 30, 2025, and the related notes to the financial statements. Our report relating to those financial statements includes an emphasis of matter paragraph regarding substantial doubt as to March GL Comapny’s ability to continue as a going concern.

We also consent to the reference to our firm under the heading “Experts” in such registration statement.

Fruci & Associates II, PLLC – PCAOB ID #05525

Spokane, Washington

February 8, 2026